Exhibit 99.1

Coach Reports First Quarter Earnings Per Share of $0.77

Completes Acquisition of Coach Europe Joint Venture

NEW YORK--(BUSINESS WIRE)--October 22, 2013--Coach, Inc. (NYSE:COH) (SEHK:6388), a leading New York design house of modern luxury accessories, today reported sales of $1.15 billion for its first fiscal quarter ended September 28, 2013, compared with $1.16 billion reported in the same period of the prior year, a decrease of 1%. On a constant currency basis sales rose 2% for the quarter. Net income for the quarter totaled $218 million, with earnings per diluted share of $0.77. This compared to net income of $221 million and earnings per share of $0.77 in the prior year’s first quarter.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, “During the first quarter we achieved slight overall sales gains in constant currency, benefiting from our geographic diversity. We continued to drive excellent growth in emerging markets and Europe as well as in the Men’s business and developing lifestyle categories, such as footwear. Importantly, we moved forward with our transformation initiatives across all consumer touch points - product, store environments and marketing - focused on addressing the competitive handbag and accessories category in North America.”

For the quarter, operating income totaled $322 million, down 3% from the $332 million reported in the comparable year-ago period, while operating margin was 27.9% versus 28.6% reported for the prior year. During the quarter, gross profit declined 2% to $827 million from $845 million a year ago. Gross margin was 71.8% versus 72.8% for the prior year. SG&A expenses as a percentage of net sales totaled 43.9%, as compared to 44.2% reported in the year-ago quarter.

The company also announced that during the first fiscal quarter, it repurchased and retired nearly 3.3 million shares of its common stock at an average cost of $53.17, spending a total of $175 million. At the end of the period, about $1.2 billion remained under the company’s current repurchase authorization.

First fiscal quarter sales results in each of Coach’s segments were as follows:

  Total North American sales decreased 1%, to $778 million from $784 million last year. North American direct sales also declined 1% for the quarter with comparable store sales down 6.8%. At POS, sales in North American department stores were modestly below prior year, while shipments into department stores declined slightly.
  International sales decreased slightly to $365 million from $367 million last year. On a constant currency basis, International sales rose about 9%. China results continued very strong, with total sales up over 35% and comparable store sales rising at a double-digit rate. In Japan, sales declined 2% on a constant currency basis, while dollar sales declined 22%, reflecting the weaker yen. At POS, sales in international wholesale locations increased, while shipments declined due to timing of a Chinese holiday versus the prior year. The company also completed the acquisition of its European joint venture during the period.

Victor Luis, President and Chief Commercial Officer of Coach, Inc., added, “Beginning now and throughout the holiday season, consumers will see a fuller expression of the Coach brand, with the arrival of a limited edition capsule collection across all product categories. It will be supported by our new, fully integrated marketing campaign, Coach New York Stories, showcasing top fashion models, dressed in Coach, set against recognizable New York backdrops. And we will soon be unveiling a new store concept in two key flagship locations in New York and Southern California. Our intent is to drive brand relevance and increase Coach’s resonance with our consumers.”

“With the recent arrival of our new Executive Creative Director, Stuart Vevers, along with our talented team, we have the creative leadership to advance Coach’s transformation. Coach is an iconic brand, grounded in authenticity and heritage, with a proven history of successful reinvention. We are confident we’re taking the appropriate strategic actions, knowing that this is a multi-year journey that ensures both brand vibrancy and healthy, long-term growth,” Mr. Luis concluded.

Coach will host a conference call to review these results at 8:30 a.m. (ET) today, October 22, 2013. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 or 1-210-795-9977 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723 or 1-203-369-0080. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, men’s bags, women’s and men’s small leathergoods, footwear, outerwear, watches, weekend and travel accessories, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. Coach’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," “confidence,” “trends,” "intend," "estimate," "on track," "are positioned to," “on course,” “opportunity,” “become,” “forward,” “future,” “remain,” "continue," "project," "guidance," “target,” "forecast,” “achieve,” "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended September 28, 2013 and September 29, 2012
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED
	September 28,	September 29,
	2013	2012

Net sales	$1,150,760	$1,161,350

Cost of sales	324,187	316,182

Gross profit	826,573	845,168

Selling, general and administrative expenses	504,939	513,451

Operating income	321,634	331,717

Interest income, net	1,622	36

Other income (expense)	6	(2,072)

Income before provision for income taxes	323,262	329,681

Provision for income taxes	105,379	108,300

Net income	$217,883	$221,381

Net income per share

Basic	$0.77	$0.78

Diluted	$0.77	$0.77

Shares used in computing net income per share

Basic	281,433	284,569

Diluted	284,513	288,497
COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At September 28, 2013, June 29, 2013 and September 29, 2012
(in thousands)
(unaudited)

	September 28,	June 29,	September 29,
	2013	2013	2012
ASSETS

Cash, cash equivalents and short term investments	$854,745	$1,134,891	$760,755
Receivables	177,975	175,477	178,307
Inventories	637,214	524,706	598,128
Other current assets	202,131	235,873	231,397

Total current assets	1,872,065	2,070,947	1,768,587

Property and equipment, net	720,891	694,771	687,475
Other noncurrent assets	894,434	766,179	695,316

Total assets	$3,487,390	$3,531,897	$3,151,378

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$164,844	$178,857	$132,997
Accrued liabilities	542,084	543,153	575,627
Current portion of long-term debt	500	500	22,279

Total current liabilities	707,428	722,510	730,903

Long-term debt	485	485	985
Other liabilities	400,906	399,744	425,397

Stockholders' equity	2,378,571	2,409,158	1,994,093

Total liabilities and stockholders' equity	$3,487,390	$3,531,897	$3,151,378
COACH, INC.
Store Count
At September 28, 2013 and June 29, 2013
(unaudited)

	As of	Net	As of
Directly-Operated Store Count:	29-Jun-13	Openings	28-Sep-13
North America	544	4	548

Japan	191	5	196

China (PRC, Hong Kong & Macau)	126	6	132

Asia - Other	92	2	94

*Europe	0	20	20

*During the first quarter the company completed the acquisition of its European JV, resulting in the transfer of 18 locations. In addition, two wholesale locations in Printemps were transitioned to directly operated.

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, SVP Investor Relations & Corporate Communications, 212/629-2618